Exhibit 3.1.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ENTREMED, INC.
     ENTREMED, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
     1. That the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) will be amended to increase the number of authorized shares of common stock of the Corporation.
     2. That, to effect such amendment, the first paragraph and Paragraph (A) of ARTICLE IV of the Certificate are hereby deleted in their entirety and replaced with the following:
IV.
     The total number of shares of capital stock which the Corporation is authorized to issue is One Hundred Twenty Five Million (125,000,000) divided into two classes as follows:
     (A) Common Stock. One Hundred Twenty Million (120,000,000) shares of common stock, $.01 par value per share (“Common Stock”), the holder of which shall be entitled to one vote for each share on all matters required or permitted to be voted on by stockholders of the Corporation, and
     3. That no change will be made to the authorized and issued shares of Preferred Stock, $1.00 par value per share.
     4. That the board of directors of the Corporation duly adopted a resolution setting forth the above amendment above and declaring its advisability. The holders of a majority of the outstanding stock of the Corporation entitled to vote thereon approved the amendment at the annual meeting of stockholders of the Corporation held on July 28, 2005.
     5. That this amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the requirements of Section 242 of the General Corporation Law of the State of Delaware and shall be effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Dane Saglio, its Chief Financial Officer, this 22nd day of September, 2005.

ENTREMED, INC.
By:	/s/ Dane Saglio
Dane Saglio
Chief Financial Officer

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